UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) September 19, 2007

Neoware, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-21240	23-2705700

(Commission File Number)	(IRS Employer Identification No.)

3200 Horizon Drive, King of Prussia, Pennsylvania 19406

(Address of Principal Executive Offices)	(Zip Code)

(610) 277-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
(e)	Neoware Senior Officer Bonus Plan, as amended; Executive bonuses for fiscal year 2008.
     On September 19, 2007, the Compensation and Stock Option Committee (the “Committee”) of the Board of Directors of Neoware, Inc. (the “Company”) approved an amendment of the Company’s Senior Officer Bonus Plan (the “Plan”) in order to provide incentives to the participants of the Plan pending the consummation of the merger with Hewlett-Packard Company. The Plan was amended to provide for bonus measurement periods of, and the payment of bonuses for, bonus periods of a fiscal year or fiscal quarter, or based on a pro rata portion of a fiscal quarter, as determined by the Committee. There were no other changes in the terms of the Plan as previously filed by the Company as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2006.
     The Committee determined that the bonus periods for the measurement and the payment of bonuses for fiscal year 2008 would be the fiscal quarter or a pro rata portion of a fiscal quarter. The Committee also established performance targets for the performance criterion chosen for the fiscal quarters ending September 30, 2007 and December 31, 2007. The Committee selected revenues as the performance criterion for determining such fiscal year 2008 bonuses.
     Under the Plan, each year the Committee establishes a target bonus for each executive expressed as a percentage of the executive’s base salary based on the executive’s position. On September 19, 2007, the Committee approved the target bonus percentage of 50% for fiscal 2008 for each of the following executive officers: Klaus Besier, President and Chief Executive Officer; Eric Rubino, Chief Operating Officer; and Keith Schneck, Executive Vice President and Chief Financial Officer. The Committee, upon the recommendation of the CEO (with the exception of the CEO’s) as to each of the executives, also approved individual performance objectives (“MBOs”) for fiscal 2008 for each executive (other than the CEO), and the Committee approved MBOs for the CEO, which the executives must achieve to receive full bonus payments. Each executive has 2-3 MBOs tied to 25% of the executive’s bonus payment. The balance of the bonus payment will be dependent upon the Company’s achievement of its revenue performance target. After the end of the bonus periods, the Committee, together with the CEO, will review each of the executives’ performance of his MBOs (with the exception of the CEO’s performance), and the Committee will review the CEO’s performance of his MBOs and also overall job performance including functional area and departmental objectives. If an executive fails to achieve his individual MBOs, the Compensation Committee will reduce the executive’s bonus payment accordingly. The Committee has discretion to adjust an executive’s bonus up or down based upon job performance, other than achievement of MBOs, and achievement of functional area and departmental objectives.
     All summaries or descriptions of the Plan, as amended, are qualified in their entireties by the Plan, as amended, filed as Exhibit 10.1 hereto.

     The Committee also approved bonus amounts for Peter Bolton, Executive Vice President, EMEA, and James Kirby, Executive Vice President, Sales, Americas and ASPAC, for fiscal 2008, which will be calculated based on a percentage (determined by dividing the annual base target incentive by the annual base target level of revenues) multiplied by the cumulative revenues achieved during the quarter periods year-to-date. A higher percentage is applied for revenues which exceed the base target level of revenues (calculated on a year-to-date basis) measured for each quarter period. A minimum of 80% of cumulative base target revenues must be achieved in any quarter period in order to receive a payment for such quarter period.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibit. The following document is filed as an exhibit to this report.
10.1	Neoware Senior Officer Bonus Plan, as amended

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2007	Neoware, Inc. (Registrant)
/s/ Keith D. Schneck
Keith D. Schneck
Executive Vice President and Chief Financial Officer